UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 27, 2010
Quiksilver, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14229 (Commission File Number)	33-0199426 (IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA (Address of principal executive offices)	92649 (Zip Code)
Registrant’s telephone number, including area code:
(714) 889-2200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On October 27, 2010, Quiksilver, Inc., a Delaware corporation (the “Company”), as guarantor, and its subsidiary Quiksilver Americas, Inc. (“Borrower”), as borrower, entered into a term loan agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”) as administrative agent, collateral agent and a lender, providing for a senior secured term loan facility to the Borrower in an aggregate principal amount of $20 million (the “Term Facility”).
     Proceeds of the Term Facility, together with cash on hand, were used to repay in full the remainder of the outstanding term loans, totaling approximately $24.5 million including accrued interest, made to Borrower under (i) the credit agreement dated as of July 31, 2009 among the Company, the Borrower, the lenders party thereto and Rhône Group L.L.C. (“Rhône”), as administrative agent (the “Rhône US Credit Agreement”), and the (ii) the credit agreement dated as of July 31, 2009 among the Company, the Company’s subsidiary Mountain & Wave S.à r.l. (the “European Subsidiary”), the lenders party thereto and Rhône, as administrative agent (the “Rhône Euro Credit Agreement” and, together with the Rhône US Credit Agreement, the “Rhône Credit Agreements”).
     Following entry into the Term Facility, all outstanding obligations under the Rhône Credit Agreements were repaid in full, and the Rhône Credit Agreements were terminated.
     The Term Facility matures on the earlier of (i) the termination of the credit agreement, dated as of July 31, 2009 (the “Revolving Facility”), by and among the Company, as a guarantor, the Borrower, Bank of America, as administrative agent and co-collateral agent, General Electric Capital Corporation, as co-collateral agent, and the guarantors and lenders party thereto, or (ii) August 27, 2014. The Term Facility is subject to interim amortization of $1,500,000, payable on June 30 and December 31 of each year, beginning on June 30, 2011, until the principal balance under the Term Facility is reduced to $14 million. The Term Facility bears interest, at the Borrower’s option, at either (x) an adjusted London Inter-Bank Offer rate plus 5.0% per annum, payable quarterly in arrears, or (y) the U.S. prime rate plus 4.0% per annum, payable quarterly in arrears. The Borrower must make prepayments in connection with certain corporate transactions and other circumstances, and may repay the loans under the Term Facility at any time without premium or penalty.
     The $24.5 million in principal and interest repaid bore interest at a stated annual rate of 15%, excluding the amortization of debt issuance costs and debt discount (warrant value). The initial rate on the new Term Facility is currently 5.3%.
     The Term Facility is secured by a first-priority security interest in substantially all assets (excluding equity interests in foreign subsidiaries other than equity interests in any first-tier Canadian subsidiary of the Borrower or any guarantor) of the Borrower and the guarantors not constituting accounts, inventory and related assets, but including all intellectual property of the Borrower or any guarantor, including the Company, and a second-priority security interest in all accounts, inventory and related assets owned by the Borrower and the guarantors, including the Company, in which the lenders under the Revolving Facility have a first-priority security interest.
     The Term Facility contains customary default provisions and certain representations and warranties and restrictive covenants usual for facilities and transactions of this type.
     The foregoing description of the Term Facility is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 1.02	Termination of a Material Definitive Agreement.
     The disclosure set forth above in Item 1.01 is hereby incorporated by reference into this Item 1.02. The loans under the Rhône Credit Agreements had a scheduled maturity of July 30, 2014. The material terms of the Rhône Credit Agreements and Rhône’s continuing relationship with the Company are disclosed in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2009, the contents of which are incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

10.1	Credit Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIKSILVER, INC.
Date: October 27, 2010	By:	/s/ Joseph Scirocco
Joseph Scirocco
Chief Financial Officer and Chief Operating Officer

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